MANAGEMENT DISCUSSION SECTION

Operator: Good morning and welcome to the APAC Fourth Quarter 2007 Earnings Results Conference Call. Today’s call is being recorded.

At this time I would like to turn the call over to Ms. Jody Burfening. Please go ahead, ma’am.

Jody Burfening, Managing Director and Principal, Lippert/Heilshorn & Associates

Thank you, operator. Good morning and welcome to the 2007 fourth quarter conference call for APAC Customer Services. We have previously sent copies of our earnings release to the call participants. If you have not received a copy, please call Lippert/Heilshorn at area code 212-838-3777. Company representatives on today’s call are Ted Schwartz, Chairman of the Board and George Hepburn, Senior Vice President and Chief Financial Officer. The agenda for today’s call will include a business update by Mr. Schwartz, a financial review by Mr. Hepburn and a Q&A session.

Before opening the call, I would like to remind you that statements about future operating and financial results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks and uncertainties and other factors that could cause the company’s actual results to differ materially. Today’s earnings release, the company’s annual report on Form 10-K for the year ended December 31, 2006 and its more recent filings on Form 10-Q discuss some of these factors. The company’s forward-looking statements speak only as of today’s date. To supplement the company’s consolidated financial statements, the company uses certain measures defined as non-GAAP measures by the SEC. A reconciliation of these results to GAAP is attached to today’s earnings release and additional information can be found at the company’s annual report on Form 10-K for the year ended December 31, 2006 and its more recent filings on Form 10-Q.

With that, I would now like to turn the call over to Ted Schwartz.

Theodore G. Schwartz, Founder and Chairman

Well thank you, Jody, and good morning everyone. It’s good to be with you. As Jody mentioned, I am the Chairman of APAC’s Board of Directors. And for those of you who don’t know, I founded the company and was CEO for many years. Most recently I was CEO from May 2001 to March 2004. During that period APAC was known as one of the preeminent companies in our industry providing great service while maintaining strong financial performance.

As we announced Bob Keller’s retirement in January and began reaching out to our clients, our people and our investors, we were extremely gratified to find that the APAC brand continues to be extremely well recognized and tremendously respected. We have great clients, people and a brand that has the potential to surpass our past successes.

As I just mentioned, we announced on January 17 that Bob Keller, APAC’s CEO would be retiring during 2008 and we commenced the search for a new CEO. Today we are announcing Bob’s retirement as CEO and resignation from the Board of Directors. APAC’s Board of Directors would like to wish Bob good luck in his retirement and his future endeavors.

I’m also happy to announce today that we have completed the search as stated in this morning’s press release. APAC has appointed Mike Marrow as our new President and CEO effective March 3, 2008. Mike will also be joining APAC’s Board of Directors. We are extremely pleased that Mike is joining us.

Mike was most recently Managing Director, Emerging Markets for Affiliated Computer Services, a leading provider of business process outsourcing and information technology solutions. Mike is a proven leader, a seasoned operator in our industry with an outstanding knowledge of our business and our industry. He is well suited to help us enhance our ability to deliver innovative cost-effective solutions to our clients as we work together to achieve profitable growth at APAC.

Mike has a passion for quality and excellence in everything he does which we know will serve APAC’s clients, shareholders and team members very well. Mike has a strong track record of customer care growth and operational leadership. At ACS he was instrumental in driving the growth of the company’s contact center and emerging markets business. Under his leadership contact center or outsourcing revenue increased 10-fold from 60 million to approximately 600 million in under 5 years time. He also improved the operations of off-shore customer care locations and oversaw the expansion of ACS’s off-shore customer service and outsourcing capabilities in centers in China, the Philippines, India, Central America, Europe and the U.S. Prior to that, Mike served as Chief Operating Officer of CyberRep, a start-up company that also was in the call center business that was acquired by ACS and held operational positions, executive positions at two additional companies that had call center practices and call center components to them, Interactive Response Technologies and Safeguard Services. We are confident that Mike will enhance our ability to leverage APAC’s strong brand and industry leading client base.

We provide services to the industry leaders in healthcare, transportation, communications, financial services, travel and publishing. While raising the bar on our service delivery to our customers, we remain committed to profitable growth, improving our profitability and improving free cash flow.

I will now turn the call over to APAC’s Chief Financial Officer, George Hepburn, to review our 2007 performance and then we’ll respond to your questions.

George H. Hepburn, III, Senior Vice President and Chief Financial Officer

Thanks, Ted. Good morning everyone. I’d like to provide details on the important dynamics behind our Q4 results, as well as give you an update on our hedging program, our loan agreements and other financial matters. First, looking at the quarter on a year-over-year basis, revenue rose 10% to 61.7 million from 56.1 million in the fourth quarter last year as we saw increases both off-shore and domestically. The 34.6% off-shore revenue increase was driven by strength in the healthcare and publishing verticals as three of our four largest healthcare clients had year-over-year growth, and we continue to ramp new papers for the publishing clients that are in Manila. Our domestic revenues increased 5.1% as the increased volume from the second UPS site was partially offset by lower Medicare Part D revenue and reductions in our financial services and telecom verticals.

Overall, fourth quarter 2007 cost of services was up 8.6 million rising as a percentage of revenue from 84% to 90% due primarily to two factors, both off-shore. First, the cost from increased facility overhead in our third center, and second labor expenses from the changes in foreign exchange rates and unpaid training costs related to our efforts to meet the higher quality standards for the healthcare MTM, or Member Touchpoint Measurement, program we’ve described to you in past calls.

Our gross profit in the quarter was 5.9 million compared to 8.9 million in the prior year period reflecting the higher off-shore facility and labor costs. Gross profit margin decreased to 9.5% in the 2007 fourth quarter from 15.8% in the comparable prior year period due primarily to our decline in our off-shore margin. While we are not pleased with the current off-shore margin performance, there are a number of factors that we believe will positively impact our margins in the near term.

First, we will be able to leverage the facility costs as we continue to add new business and better utilize the existing seats through productivity improvements. Second, you will recall from last quarter’s call, we initiated a hedging program that will minimize the short-term peso impact to labor cost and make the costs more predictable as we address currency and COLA provisions with our clients. And third we should be able to reduce the amount of unpaid training as we continue to see overall improvement in meeting the quality standards of some of our clients’ programs. On a positive note we continue to experience positive trends in our domestic operations, as we are seeing better seat utilization and the resulting higher revenues per seat.

Moving on to operating expenses, SG&A expenses were down 0.9 million from the 2006 quarter due to lower incentive compensation and professional fees. Also in last year’s fourth quarter we had a $0.3 million restructuring charge benefit from the reversal of purchase accounting adjustments. The fourth quarter net loss of 1.9 million or $0.04 per diluted share improved from last year’s net loss of 24 million or $0.49 per diluted share. You may recall that last year’s results included a $25 million income tax provision due primarily to the non-cash valuation allowance related to our deferred tax assets.

And finally, this year’s fourth quarter adjusted EBITDA of 3 million decreased from 4.6 million in the 2006 period primarily as a result of the lower gross profit contribution from our off-shore operations.

Now, let’s take a look at the fourth quarter on a sequential basis. Net revenue rose 4.8 million or 8.5% from the 2007 third quarter primarily due to seasonal domestic increases in the Medicare Part D program and in the business services vertical. Off-shore revenue also contributed to the growth from a 1.4 million or 12.6% increase, driven by continued growth in revenue from the healthcare and publishing verticals.

Gross profit increased to 5.9 million in the fourth quarter from 4.5 million in the third quarter, with the gross profit margin in the fourth quarter rising to 9.5% from 8.0%. This increase reflects higher domestic seat utilization and operational efficiencies. Attrition, which is generally at its lowest in the fourth quarter, improved company wide to 65% from 73% in the third quarter. You will recall our attrition rates also include those employees that leave the company in the first 90 days.

At this point, I’d like to take a moment to discuss seat utilization as this may have been unclear from past calls. We have mentioned on earlier calls that we have had significant excess seating capacity domestically. What we have been speaking to is the number of peak seats we are using as a percentage of our total available seating capacity. But in terms of capacity utilization, we run primarily one shift in most of our centers, and based on a single shift of 40 hours per seat in the fourth quarter, we have a capacity utilization of approximately 0.8 times.

This is why we can show improvements in revenue per seat and overall margins without incremental fixed costs or spending the capital to add more seats. It also explains why we can continue to improve margins through productivity improvement and capacity utilization. In addition, it shows why we continue to focus on day shift opportunities off-shore, because this will ultimately lead to a greater than one shift utilization of those seats.

Moving on to the balance sheet, net debt increased slightly to 24.9 million at the end of the year 2007 from 24.4 million at the end of the 2007 third quarter. We improved DSO by seven days to 51 days and reduced quarterly CapEx by 1.1 million. But this was largely offset by higher seasonal working capital needs. As we move into 2008, we are going to be shifting over to a new billing system which we expect will help further improve our DSO in the back half of 2008. This will help reduce average debt and interest costs throughout the year.

With respect to liquidity, fourth quarter 2007 adjusted EBITDA was 3 million compared to 4.6 million in the 2006 period, primarily due to the lower gross profit contribution from off-shore operations. On a sequential basis, however, adjusted EBITDA rose 1.3 million to 3.0 million from 1.7 million in the third quarter. This improvement reflected the increased contribution from higher revenue and domestic productivity improvement.

Free cash flow for the 2007 fourth quarter of 0.5 million was consistent with the 2006 quarter, as the lower 2007 EBITDA was offset by lower capital expenditures. Sequentially, free cash flow improved 2.3 million from a negative of 1.8 million in the 2006 quarter as a result of the improved earnings and lower CapEx for our third center in the Philippines.

As we mentioned in this morning’s press release, although we continue to have a solid relationship with our bank group we’re continuing to explore other means of financing our business with the goal of reducing our cost of capital. In January, we completed an amendment to our loan agreements that included reducing the prepayment penalty on our term loan for the six month period ending June 30, 2008.

As we’ve mentioned, cash flow generation and paying down debt are a key focus for the company in 2008. We are going to tightly manage our capital expenditures, reduce our DSO and drive improved earnings. Obviously, our goal is to reduce our dependence on debt to finance our business.

Next, I’d like to talk to you about the impact of foreign currency on our business this year. As you may know, the Philippine peso appreciated 16% from an average of 49.6 per dollar in Q4 2006, to an average of 42.9 per dollar in the fourth quarter of 2007. On a cumulative basis, this impacted our expense costs by over 2.7 million this year. Even though on a historical basis, the quarter-to-quarter changes have not been material, the full year impact has been. While the hedging program we implemented in October protected us somewhat with labor costs in the fourth quarter, we still had an impact of approximately 500,000 to operating expenses and depreciation.

While we don’t expect the peso to continue to appreciate at the same rates in 2008, the recent exchange rate changes will impact our wage costs in 2008. As a result, we have initiated discussions with some of our existing clients to provide for exchange rate adjustments and we have made this a standard provision on new awards.

In terms of 2008 and beyond, we are intent on improving the financial performance of the company. However, we believe it is best to withdraw our previous guidance and are not offering new guidance about our financial objectives or operational metrics. That said, we remain committed to growing revenue, improving margins, generating positive free cash flow and paying down debt.

With that, operator, we’d like to open up the call for questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] and we’ll go first to Tom Smith with First Analysis.

<Q – Tom Smith>: Hi guys.

<A – George Hepburn, III>: Good morning, Tom.

<Q – Tom Smith>: I have just a couple questions. On the covenant and the loan agreements that were restructured, I was thinking that I read in there that a part of the restructuring had to do with your CapEx requirements going forward. I just wondered if you could talk about it, your plans there, if the agreements limit that in some way and if you can talk to that?

<A – George Hepburn, III>: The existing – or the new amendment did provide for a CapEx cap, but given the growth that we had in 2007 and the addition of the incremental seats off-shore, we feel comfortable that we can live within that agreement and that CapEx level.

<Q – Tom Smith>: Okay. Was I correct in assuming that was around 8 million in CapEx approximately or...?

<A – George Hepburn, III>: I believe it’s 7 million.

<Q – Tom Smith>: Okay, 7, okay. All right, and then just some questions on the pipeline and what you’re seeing out there. It sounded like things are going well for your healthcare and your publishing and then domestically with UPS and I just wondered if you could talk to some of the future opportunities you see there?

<A – Theodore Schwartz>: Yes. This is Ted. As far as our pipeline is concerned, I think our pipeline on existing client business and our existing clients remains strong. We have a lot of potential with our existing clients. We have a lot of work to do with our new business pipeline. That’s going to be one of our primary focuses. We think that’s something that we expect to be dramatically different three or four months from now and with Mike joining the company and Cindy Andreotti, who’s on our Board Of Directors, who’s going to be chairing up our transition committee and her background in sales and talent, Cindy headed up the business services part of MCI and is going to be getting involved, we expect that to dramatically change. But currently our new business pipeline is not strong.

<Q – Tom Smith>: It isn’t strong currently?

<A – Theodore Schwartz>: It is not strong.

<Q – Tom Smith>: Okay. And then on the guidance and that being suspended, are there any metrics that you’d be looking to achieve before you reinstitute guidance? Any benchmarks we could potentially look to see you get?

<A – Theodore Schwartz>: Yes. I’d say one thing on that. The metric that we’re really going for is improving our profitability and our free cash flow. That’s what we’re focused on and that’s what we’re committed to doing.

<Q – Tom Smith>: Okay. All right, thanks a lot.

Operator: We’ll go next to Bob Evans with Craig-Hallum [Craig-Hallum Capital Group].

<Q – Robert Evans>: Good morning everyone.

<A – George Hepburn, III>: Good morning, Bob.

<Q – Robert Evans>: Hi. Can you comment a little further on the capacity utilization. I think you said you’re at 80%, how does that break-up between domestic and off-shore?

<A – George Hepburn, III>: What it is – is that on a one-shift basis, we’re running at 0.8 times or about 80% of capacity. Let me break that out for you domestically and off-shore. Right now, we are at about 75% off-shore and 81% domestically.

<Q – Robert Evans>: Okay, and how do you see that trending as the year progresses, I mean, what’s a realistic goal?

<A – George Hepburn, III>: Well, the good news is that, you know, over the last couple of years we’ve had a lot of our domestic seats used up on a seasonal basis by the Medicare Part D program. This year has been a more normalized fourth quarter and we are filling those seats with more permanent, regular client volume. In other words the seasonal impact is less and we’ll be able to get better utilization out of our domestic capacity. Off-shore, it has a lot to do with the ramp up of the seats. We’ve been adding seats as you know, for a number of new client initiatives, and in that case we’re opening them, staffing to peak and we need to continue to manage that as we ramp up other clients that are starting there. So I think, the longer term is to get those into the upper 80s on a one-shift but clearly the real goal is to get to multiple shifts, and we have opportunities both domestically and off-shore to extend some hours, either nights and weekends, you’ve heard us talk about that work and day shift opportunity in the Philippines.

<A – Theodore Schwartz>: If I could just add to what George is saying, and say from a work standpoint, we feel we have plenty of capital in the business right now. We made some major investments the last couple of years to build capital. We have opportunities to increase our business as George has pointed out, both on a one-shift basis in the Philippines, and also with incremental work throughout our network. So, we feel absent something extraordinary, extraordinary opportunity we’ve got adequate capital in the business right now.

<Q – Robert Evans>: And how should we view your seat growth plans for 2008?

<A – George Hepburn, III>: You know, Bob, we are really assessing that now. We need some flexibility to do that assessment and we’re not giving specific seat guidance.

<A – Theodore Schwarz>: One thing I can say to that is that we have opportunities in the Philippines, because we’ve already built the infrastructure for minimal capital. To build, is it 600 George, additional seats?

<A – George Hepburn, III>: Yeah, I mean — maybe just to be clear, the number of seats that we have available still in Manila in the third site give us plenty of growth opportunity throughout 2008.

<Q – Robert Evans>: And that’s about 600 seats?

<A – George Hepburn, III>: 600 to 700 seats, yes.

<Q – Robert Evans>: Okay. Without going to an additional shift?

<A – George Hepburn, III>: That’s right.

<Q – Robert Evans>: Okay. And then in the U.S., I assume you’re not going to build capacity, you’re going to try to fill what you have?

<A – George Hepburn, III>: Yes, we also — and we’ve talked about this. It has not been a meaningful program over the last two years because we’ve had so much excess domestic capacity, but the at home program that we have experimented with on a pilot basis has been very successful. And in those situations where we need to expand beyond the four walls of the facility, we’ve had a lot of success doing it on a lower capital cost basis at home.

<Q – Robert Evans>: Okay. And can you, I know you’re not giving specific guidance, but could you give a little bit more discussion as it relates to how we should think about gross margin going forward? A pretty notable year-over-year decline ‘07 versus ‘06. I mean, can we see gross margins back to that level or higher? Or give us some sense on where we should see gross margins.

<A – George Hepburn, III>: We’re clearly going to be improving margins throughout 2008 and, you know, without being specific, we need to get it back to historical levels. And clearly over the next couple of years we’ve got to be in line with the industry.

<Q – Robert Evans>: Okay. And previously you had made comments about trying to have EBITDA greater than CapEx spend, obviously the CapEx spend has changed. But, I mean, is it still, you know, is it still reasonable to have an EBITDA that is double-digit and greater than the CapEx that was one time expected for this year?

<A – Theodore Schwarz>: We’re not going to provide, you know, guidance, but I think from what we’ve said we think we’ve got plenty of capital in the business and we’re planning on improving margins.

<Q – Robert Evans>: Okay. Fair enough. And if you could comment, Ted, on your new CEO, can you give us a little bit more color as to what were his specific responsibilities at ACS in terms of...

<A – Theodore Schwartz>: Yes.

<Q – Robert Evans>: Growing that business? And was that growth organic or was some of that acquired?

<A – Theodore Schwartz>: Yes, he was the, he ran that business at ACS. That was his role, that was his business. And I mentioned the acquisition of CyberRep is what started ACS into the call center and that was the precursor that Mike was a part of. And in terms of the client growth and the client mix, most of the growth at ACS, if not all, and I’m not specifically aware of other acquisitions, there might have been, but I’m just not aware of them, but I am aware of the great deal of organic growth.

<Q – Robert Evans>: Okay, thank you.

Operator: We’ll take our next question from Nate Swanson with ThinkEquity.

<Q – Nate Swanson>: Hi. I just want to be clear with respect to the ‘08 guidance. I mean, are you sending us a signal that – obviously, Mike’s coming in and he’s going to be examining where you’re at, or has something fundamentally changed in terms of your growth outlook, more so on the demand side than anything that you could comment about regarding your CapEx plans?

<A – Theodore Schwarz>: I want to reiterate that from before. Our demand is not down; as a matter of fact we’re probably going to experience to date, and we’re not providing guidance, but I can tell you, for the first quarter we’re not experiencing at this point the seasonal drop off that we’ve experienced from the fourth quarter to the first quarter. So our demand is strong. It’s just coming from existing clients. I want to reiterate that there’s plenty of opportunity with our existing clients. We just intend to have a very different new business, new logos process in the next three to four months. Between Mike coming on board and Cindy’s involvement, we think we can fast track some really significant pipeline in a short period of time.

<A – George Hepburn, III>: You know, Nate, just to add on to that; you know one of the issues that we commonly hear is our client concentration – and I think this is what Ted is talking about is we clearly want to bring on new opportunities in both the existing verticals and even some similar related opportunities in, say, other verticals.

<Q – Nate Swanson>: Okay. So it’s not a demand issue, it’s just you’re going to focus on penetration rather than acquiring new logos in the near term?

<A – Theodore Schwartz>: Yes, but not too near term. Like I said, in three to four months it will be a lot different.

<Q – Nate Swanson>: Okay. And then, I guess, can you talk a little bit more about vertical performance during the quarter? I mean obviously going in, you talked about the potential for – you know, for business services and healthcare and financial to be potentially weak. What did you actually see during the quarter? And can you comment, you know, additionally as to what, you know, kind of trends you’ve seen after the quarter, thus far?

<A – George Hepburn, III>: Yeah, I mean, you know, just sequentially we see a lot of growth in the healthcare vertical. It was approximately 37% of our revenue for the fourth quarter, was healthcare. The balance of it has been pretty consistent; that’s our largest growth just quarter-to-quarter, but on a year-to-year basis, obviously with the addition of the second UPS facility, our business services vertical has grown to about 27% here in the fourth quarter from around 16% in the prior year. So, we’re seeing growth in a couple of verticals, the telecommunication and financial services verticals have come down as a percentage of the total.

<Q – Nate Swanson>: Okay. And then, in terms of pricing, your domestic revenue per seat obviously was strong; I think that was the highest that’s been probably in more than a year, probably longer than that. But your off-shore has been kind of coming down year-over-year for a while. Can you talk about what is – what’s driving that, and I guess the overall pricing environment that you’re seeing in Manila?

<A – George Hepburn, III>: The – you know the client situations that we have there have been – that we’ve been ramping some of our publishing clients with unpaid training. We’ve also been investing pretty heavily in our quality training of our agents under the MTM program as we discussed, and that’s pretty much on our nickel. So that’s had an impact to our margins there, and then as I mentioned earlier, the year-over-year impact of exchange rates has not been insignificant, although we are managing that tighter now. All of those have contributed off-shore, and I think we’ve got a number of initiatives underway to continue to improve those margins off-shore. I think, frankly, we’re starting to see that here in the fourth quarter, just on a sequential basis.

<Q – Nate Swanson>: Okay. And then I guess last question would be, in terms of a fourth site in the Philippines, thoughts on timing or changes to where you were headed with that, maybe a quarter ago?

<A – Theodore Schwartz>: Yes, I would say right now our fourth site plans are on hold. We have plenty of capacity that we can utilize first.

<Q – Nate Swanson>: Okay. All right, thank you.

<A – George Hepburn, III>: Thanks Nate.

Operator: All right, next to Mark Cooper with Wells Capital [Wells Capital Management].

<Q – Mark Cooper>: Thank you, good morning.

<A – Theodore Schwartz>: Good morning Mark.

<Q – Mark Cooper>: George, the comments – to the comments about capacity and the shift allocation that you have there, your utilization of one shift, were the facilities in the Philippines, when you built them and deployed that capital, were they based on the one shift utilization or did you have multiple shifts there that you expected to earn your return on that capital?

<A – George Hepburn, III>: Ultimately, we expect multiple shifts there Mark. And I think initially when we went in, the demand for our services was growing exponentially for what is the equivalent of daytime U.S., night time Philippine, but we are actively pursuing that second shift so that we can really leverage the fixed cost there and improve the margins at the same time. So it means diversifying a little bit into non-voice applications, as well as – we’re even looking at opportunities, day-time opportunities, that are regional to the Philippines; so both of those initiatives are actively underway for 2008.

<A – Theodore Schwartz>: And I think just a follow up on that George; I think, though, that our model does work on a one-shift basis and we did rationalize the capital originally on a one-shift basis and that can work. We just have to make sure we have the right arrangements and the right focus and the right contracts.

<Q – Mark Cooper>: So it’s not in your current thinking, then, that any one of those facilities has to be taken out?

<A – Theodore Schwartz>: No. Not at all. It’s a – they’ll work on a one-shift basis. Anything we get on the second shift is gravy.

<Q – Mark Cooper>: Okay. And then, George, in your comments about the balance sheet cash flow, I noticed that the company has long-used EBITDA less CapEx as a free cash flow proxy, but when I look on your actual cash flow statements and what generates the necessity for debt, it’s cash flow from operations less CapEx. Why do you make that distinction?

<A – George Hepburn, III>: Well, we’ve adjusted it so that we can show the amount that’s left over to pay debt and interest. That has been sort of our historical measure. The restructuring charges, we’ve adjusted those as generally one-time. Does that answer your question, Mark?

<Q – Mark Cooper>: Well, it kind of; I tend to be a little more simplistic in my thinking of, after you pay all the operating bills and the capital bills, what’s left over to fund the debt? And despite the free cash flow progress that the company has cited, it’s covering your interest expense, but it’s not doing what you say is important to do at this point, which is knock that debt down, and I agree with that.

<A – George Hepburn, III>: And let me go back to what we have been saying throughout 2007 was that we expected our debt to get up to the mid-20s as we built out our third site in the Philippines. I mean, we still had a lower overall fourth quarter than we would’ve liked. We did see some softness. We didn’t grow as much as we thought in the fourth quarter. As Ted mentioned, we do have the capacity off-shore; so in some parts we built a little bit ahead of the demand but at that time we saw a lot of demand. It slowed a little bit off-shore. So, our goal in 2008 is to be able to pay down that debt with free cash flow. So you should see that throughout 2008.

<Q – Mark Cooper>: Thank you.

Operator: [Operator Instructions]. We’ll take a follow up from Bob Evans of Craig-Hallum Capital.

<Q – Robert Evans>: Hello again. Can you – you touched upon this a little bit, but can you give us a breakout of revenue percentage wise by vertical? I think you gave us healthcare and business services.

<A – George Hepburn, III>: Yes, hold on a second here. For the fourth quarter, our revenue percentage by vertical was 37% healthcare, 18% telecom, 27% business services, 7% publishing, approximately 4% on travel and hospitality, and 3% financial services, and then all other is the balance.

<Q – Robert Evans>: Okay. And do you have how that shifted versus last year? I’m just trying to get a sense of where the – how the verticals have changed.

<A – George Hepburn, III>: Okay. For Q4 ‘06 it was 41% healthcare, 22% telecom, 16% business services, just under 7% in publishing, 4% travel and hospitality, 5% financial services, and then all other is the balance.

<Q – Robert Evans>: Okay. All right. And in areas of growth with new – or your existing customers is there a particular vertical or two that you would say you see the greatest growth opportunities in?

<A – George Hepburn, III>: Well, you don’t see the revenue growth as fast in the publishing vertical but part of that is because it’s growing off-shore versus we had some of it here domestically. But healthcare continues to grow. Three of our top four clients continue to provide incremental seat growth and that’s kind of masked a little bit by the fact that the Medicare Part D business on a year-over-year basis was down about 14 million in total. So that kind of masks the full year growth, but even in the fourth quarter the Medicare Part D business was down about $4 million from Q4 2006.

<A – Theodore Schwartz>: Currently, we’re seeing growth opportunities I would say in healthcare, communications and business services.

<A – George Hepburn, III>: Right. Obviously I mean, we’ll benefit from a full year of that second UPS facility. The telecom space has heated up nicely for us. And both healthcare and vertical within existing clients has some good demand.

<Q – Robert Evans>: Okay. And can you give us clients that are over 10%?

<A – George Hepburn, III>: Yeah, hold on just a second.

<Q – Robert Evans>: You said $14 million year-over-year down in Medicare Part D?

<A – George Hepburn, III>: Yeah that’s the rough estimate I think. Okay, for the fourth quarter, our greater than 10% clients were, UPS at 24%, Verizon at almost 20%, and WellPoint at 16%.

<Q – Robert Evans>: All right, thank you.

Operator: And it appears we have no further questions at this time. I’d like to turn the call back over to our speakers for any additional or closing remarks.

Theodore G. Schwartz, Founder and Chairman

I’ll just, we appreciate you joining us today and we look forward to some very positive developments at APAC. Thank you for your support.

Operator: Thank you once again. That does conclude today’s call. We do appreciate your participation. You may disconnect at this time.